Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
W. John Fuller
Marketing and Investor
Relations
Tel: (440) 978-7643

Quarterly Report

May 2005

Dear Fellow Shareholder,

This is the first of our newly formatted quarterly reports. It is designed to give me the opportunity to share additional insights on our earnings and to update you on our progress.

First Quarter 2005 Performance

We released our first quarter 2005 earnings report on April 29. The full release is included after my summary. Here are some highlights:

Net interest income for the quarter was up 7.1 percent compared to the first quarter last year, helped by a more favorable rate environment. The net interest margin, a good measure of profitability, increased for the first time in two years.

Commercial loans jumped 16.2 percent and consumer loans increased 7.6 percent in the quarter to quarter comparisons.

Total deposits showed gains from year-end 2004 and in comparison to a year ago.

I was very excited to see the gains in revenue growth for the quarter, especially amid a sluggish economy in the region. The loan and margin trends are all headed in the right direction. Sustaining revenue growth is our most important financial objective.

At the same time we need to be more diligent in keeping our expenses in proper balance with our business. The increase in expenses for the quarter turned what could have been a very positive story into a disappointment from a bottom line perspective. In essence, we must be more efficient while not sacrificing our revenue growth momentum.

As I stated in the news release, our focus is to build upon this positive revenue momentum while instilling an expense management culture. If we do that I am confident of our ability to achieve success and build value for your investment.

2005 Annual Meeting of Shareholders

It was a pleasure to meet many of you at the 2005 Annual Meeting of Shareholders on April 19.

Jim Herrick, chairman of the board of LNBB, presided over his first meeting. In his remarks, Jim said “This was a momentous time in the company’s history” and that he was more confident than ever that we were headed in the right direction.

In my remarks on the state of our business, I shared three important elements to our success:

It’s all about people — Our team of associates is crucial to our past and future success.

It’s all about being local — LNB gets its strength from being a community bank, a bank that knows its markets and is involved in the activities in our communities. A lot of banks say they are local when in fact they are not.

It’s all about revenue growth — We are focusing our efforts on product enhancements, strong customer service and market positioning to grow revenues for the future.

While we focus on those elements, we need to bolster our financial position, working more efficiently and effectively without sacrificing how we serve the customer. The other challenges we face are more external. We need to continue to perform better than our competition, which includes 16 other financial institutions in Lorain County, and do this in a tough economy. With the focus and dedication of our associates, I am confident we will be successful and chart a course for another century of growth.

Thank you for your continued interest in our company and I look forward to sharing additional insights in future quarterly reports.

Sincerely,

Daniel E. Klimas
President & Chief Executive Officer

LNB BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

LORAIN, Ohio — April 29, 2005 — LNB Bancorp, Inc. (NASDAQ: LNBB), today announced financial results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005, LNB Bancorp reported net income of $1,571,000 or $.24 per diluted share, compared with first quarter 2004 net income of $2,256,000, or $.34 per diluted share.

“Despite operating in a sluggish local economy, we were very pleased to see appreciable revenue gains in the first quarter. At the same time, we also experienced proportionally higher expense increases that resulted in an overall disappointing quarterly performance,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp.

“The focus of management and all of the associates of the Company is to build upon this positive revenue momentum while instilling an improved expense management culture,” said Klimas, who joined LNBB as president and chief executive officer in February this year.

Net interest income for the first quarter this year was $7,332,000, a $486,000, or 7.10 percent increase from the same quarter a year ago. “A more favorable rate environment helped us post healthy increases in commercial and home equity loans which resulted in the first net interest margin increase we have seen in two years,” said Klimas. The net interest margin for the first quarter this year was 4.12 percent, compared to 4.06 percent in the first quarter a year ago. Noninterest income was also up modestly on the strength of mortgage banking revenue and gains on the sale of loans.

“Asset quality continues to be a focus of the Company and we continue to review the portfolio and upgrade underwriting and other procedures as needed,” said Klimas. In the first quarter of 2005, net charge-offs were $240,000, or .17 percent of average loans annualized. This was down $196,000, or 45 percent from the same period last year. The provision for loan losses was $399,000 for the quarter, down 24 percent from the same period in 2004. Nonperforming loans were $6.6 million at March 31, 2005, representing a $1.7 million increase over

December 31, 2004. This increase was primarily related to two commercial credits and does not reflect a general deterioration in the quality of the portfolio. The allowance for loan losses was $7,545,000 and $7,386,000 at March 31, 2005 and December 31, 2004, respectively.

Noninterest expense increased $1.7 million, or 28 percent, for the first quarter 2005 compared to the same quarter a year ago. The increases are attributable to salaries and benefit costs, marketing and public relations and net occupancy expenses.

Portfolio loans increased 8.3 percent in the first quarter 2005 to $574 million, compared to a year ago and represented a 1 percent gain over year-end 2004 portfolio loans. Commercial loans, which represent 61 percent of the Company’s portfolio, increased by $50 million, or 16.2 percent, in the first quarter over the comparable period a year ago and $16 million, or 4.7 percent, versus the quarter ended December 31, 2004. Consumer loans, which include installment, home equity and loans purchased from another financial institution, increased $9 million, or 7.6 percent, in the first quarter this year compared to the same quarter a year ago.

Total deposits increased 8.7 percent in the first quarter as compared to the same period in 2004. The Company also showed a $3.6 million increase in deposits for the first quarter compared to year-end 2004. Normally the first quarter of the year is a period of weak deposit growth; however time deposits were particularly strong in the quarter.

Total assets increased to $781.1 million, or 4.5 percent at March 31, 2005, compared to the same period a year ago. Capital ratios continue to be strong and the cash dividends declared per share remained at $.18 per share in the first quarter this year.

About LNB Bancorp, Inc.
LNB Bancorp, Inc., is a $781 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Mortgage LLC and North Coast Community Development Corporation are wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Online Brokerage Services. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the “safe-harbor” provisions of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp’s filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations.

	For the Three Months Ended
	March 31,

(Dollars in thousands)	2005	2004

Total interest income	$10,052	$8,952
Total interest expense	2,720	2,106

Net interest income	7,332	6,846
Provision for loan losses	399	525
Other income	2,610	2,587
Net gain (loss) on sale of assets	317	292
Other expenses	7,671	5,975

Income before income taxes	2,189	3,225
Income taxes	618	969

Net income	$1,571	$2,256
Cash dividends declared	$1,195	$1,195

Per Common Share
Basic earnings	$0.24	$0.34
Diluted earnings	0.24	0.34
Cash dividend declared	0.18	0.18
Financial Ratios
Return on average assets	0.82%	1.22%
Return on average common equity	9.01	13.20
Net interest margin	4.12	4.06
Efficiency ratio	74.53	61.00
Loans to deposits	93.86	94.43
Dividend payout	75.00	52.94
Average stockholder’s equity to average assets	9.05	9.23
Net charge-offs to average loans	0.17	0.32
Allowance for loan losses to total loans	1.30	1.46
Nonperforming loans to total loans	1.14	1.00
Allowance for loan losses to nonperforming loans	114.54	145.36
At March 31,
Cash and cash equivalents	$25,495	$27,363
Securities	142,318	152,270
Portfolio Loans	574,100	530,449
Loans held for sale	5,166	6,559
Allowance for loan losses	7,545	7,819
Net loans	571,721	529,189
Other assets	41,558	38,963
Total assets	781,092	747,785
Total deposits	609,098	560,395
Other borrowings	97,808	113,266
Other Liabilities	5,830	4,580
Total liabilities	712,736	678,241
Total shareholders’ equity	68,356	69,544
Total liabilities and shareholders’ equity	$781,092	$747,785